                                                                    EXHIBIT 12.1

                  TITANIUM METALS CORPORATION AND SUBSIDIARIES

                   STATEMENT REGARDING COMPUTATION OF RATIOS
                                 (in millions)


                                                                   FISCAL YEARS                               NINE MONTHS ENDED
                                                                   ------------                               -----------------
                                                                                                 PRO FORMA   OCT. 1,  SEPT. 29,
                                            1991      1992       1993        1994       1995     1995(11)     1995     1996(12)
                                            ----      ----       ----        ----       ----     --------     ----     --------
Debt to total capitalization(1)            49.00%    76.00%     41.00%      59.00%     57.00%                58.00%      4.00%

Ratio of EBITDA to interest expense(2)        2.1                                         1.8                   1.2        7.0

Ratio of earnings to fixed charges (3)                                                                                     3.5

(1) For purposes of calculating the debt to total capitalization ratio, total debt is divided by the sum of minority interest plus total stockholder's equity.

(2) The Company's EBITDA was insufficient to cover interest expense for the fiscal years ended 1992, 1993 and 1994. The amount of EBITDA deficiency in 1992, 1993 and 1994 was $10.3 million, $18 million and $34.3 million, respectively.

(3) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and minority interest plus fixed charges (excluding capitalized interest) and adjustments for certain undistributed equity in earnings. Fixed charges consist of interest expense, capitalized interest and the estimated interest factor inherent in operating lease rentals. The Company's earnings were insufficient to cover fixed charges fro the five fiscal years ended 1995, pro forma 1995 and pro forma -- as adjusted. The amount of coverage deficiency was $.1 million, $18.3 million, $25.6 million, $42.4 million, $5.1 million, $61.8 million, and $56.2 million for the fiscal years ended 1991, 1992, 1993, 1994, 1995, pro forma 1995 and pro forma 1995 -- as adjusted, respectively.

(4) Gives pro forma effect to the IMI Titanium and AJM Acquisitions. See "Pro Forma Condensed Consolidated Financial Statements."

(5) See "Pro Forma Condensed Consolidated Financial Statements" at PF-10 for pro forma Statement of Operations data for the nine- month period ended September 29, 1996.